UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2008

COLEY PHARMACEUTICAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51472	06-1506689
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS employer identification no.)

93 Worcester Street, Suite 101

Wellesley, MA 02481

(781) 431-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

As previously disclosed, on November 15, 2007, Coley Pharmaceutical Group, Inc. (“Coley”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pfizer Inc. (“Pfizer”) and its indirect, wholly-owned subsidiary, Corvette Acquisition Corp. (the “Offeror”), pursuant to which the Offeror merged with and into Coley (the “Merger”).

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The information disclosed in the Introductory Note is hereby incorporated by reference.

Pursuant to the Merger Agreement, the Offeror commenced a cash tender offer (the “Offer”) to acquire all of the outstanding shares of common stock of Coley, par value $0.01 per share (the “Shares”), at $8.00 per share, net to the selling stockholders in cash, without interest thereon. The initial offering period of the Offer expired at midnight, Eastern Time, on Friday, December 28, 2007, at which time, based on the information provided by Computershare Trust Company, N.A., the depositary for the Offer, approximately 23,798,732 Shares were validly tendered and not withdrawn pursuant to the Offer (including approximately 661,444 Shares tendered by notice of guaranteed delivery) which, along with Shares already owned by the Offeror, represents approximately 91.3% of all outstanding Shares. On December 31, 2007, the Offeror accepted for payment all Shares validly tendered and not withdrawn pursuant to the terms of the Offer.

As a result of the Offeror’s acceptance of the Shares, Coley no longer fulfills the numerical listing requirements of the Nasdaq Global Market (“NASDAQ”). Accordingly, NASDAQ is expected to promptly file with the Securities and Exchange Commission a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), on Form 25, thereby effecting the delisting of Coley’s shares from NASDAQ and the deregistration of Coley’s shares under the Exchange Act.

The foregoing description of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by Coley on November 16, 2007.

Item 5.01.	Change in Control of Registrant.

The information disclosed in the Introductory Note and Item 3.01 is hereby incorporated by reference.

As a result of the Offeror’s acceptance of the Shares, together with Shares previously owned by the Offeror representing approximately 91.3% of all outstanding Shares of Coley, there was a change in control of Coley, and Pfizer controls Coley.

The Offeror acquired the remaining outstanding Shares of Coley by means of a merger of the Offeror with and into Coley, as a result of which Coley became an indirect wholly owned subsidiary of Pfizer. At the effective time of the Merger, each Share outstanding (except for certain Shares held by Pfizer, the Offeror, Coley or stockholders properly exercising dissenters’ rights) was converted into the right to receive $8.00 per share in cash without interest.

The Offeror estimates that the maximum total amount of funds required to purchase all outstanding Shares pursuant to the Offer and to complete the Merger will be approximately $247.5 million, including fees and expenses. Pfizer will ensure that the Offeror has sufficient funds to acquire all of the outstanding Shares pursuant to the Offer and the Merger. Pfizer will have available the necessary funds to complete the Offer and the Merger from its existing cash balances, cash equivalents and currently available sources of credit as previously disclosed on the Schedule TO filed by Pfizer on November 30, 2007.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Merger Agreement, Coley’s Certificate of Incorporation was amended and restated in its entirety, a copy of which is filed as Exhibit 3.1 to this Form 8-K, and is incorporated by reference herein.

Item 8.01.	Other Events.

On December 31, 2007, Pfizer issued a press release announcing the termination of the initial offer period and the completion of the offer. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

3.1*	Amended and Restated Certificate of Incorporation of the Coley Pharmaceutical Group, Inc.

99.1*	Press release, dated December 31, 2007, of Pfizer Inc. regarding the termination of the initial offer period and the completion of the offer.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLEY PHARMACEUTICAL GROUP, INC. (Registrant)

	By:	/s/ CHARLES H. ABDALIAN, JR.
Date: January 4, 2008	Name:	Charles H. Abdalian, Jr.
	Title:	Chief Financial Officer